Exhibit 16.1

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

July 15, 2011

Commissioners:

We have read the statements made by Ecopetrol S.A. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F of Form 20-F, as part of the Form 20-F of Ecopetrol S.A. dated July 15, 2011. We agree with the statements concerning our Firm in such Item 16F on Form 20-F.

Very truly yours,

  \s\ PricewaterhouseCoopers Ltda.

  PricewaterhouseCoopers Ltda.

PricewaterhouseCoopers Ltda.,  Calle 100 No. 11A-35, Bogotá, Colombia
Tel: (57-1) 634 0555, Fax: (57-1) 218 8544, www.pwc.com/co